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                                   EXHIBIT 5



                               December 14, 1998


The Board of Directors of
  PMA Capital Corporation
1735 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103-7590

Gentlemen:

     We have acted as counsel to PMA Capital Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to an aggregate of 1,000,000 shares (the "Shares") of Class A Common Stock, $5.00 par value, of the Company, pursuant to the Company's 401(k) Plan (the "Plan").

     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and Bylaws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

     Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the use of this opinion in the Registration Statement and the reference to us under "Item 5 - Interests of Named Experts and Counsel" in the Registration Statement.

                                   Sincerely,

                                   /s/ DUANE, MORRIS & HECKSCHER LLP